               EXHIBIT 99.1

FirstEnergy Corp.	For Release: March 18, 2005
76 South Main Street
Akron, OH 44308
www.firstenergycorp.com

News Media Contact:	Investor Relations Contact:
Ellen Raines	Kurt Turosky
(330) 384-5808	(330) 384-5500

FIRSTENERGY AGREEMENT WITH U.S. EPA AND
DEPARTMENT OF JUSTICE
WILL FURTHER REDUCE EMISSIONS

Akron, OH - FirstEnergy Corp. (NYSE: FE) announced today it has reached a settlement agreement with the U.S. Environmental Protection Agency (U.S. EPA), the U.S. Department of Justice, and three states that will result in significant reductions of sulfur dioxide (SO2) and nitrogen oxides (NOx) from current levels at FirstEnergy’s generating plants. The agreement, upon final approval by the U.S. District Court, Southern District of Ohio, will resolve all issues related to various parties' actions against the company’s W. H. Sammis Plant in the pending New Source Review case. The Sammis Plant is owned by FirstEnergy subsidiaries Ohio Edison Company and Pennsylvania Power Company.

"This builds on the significant progress we have been making to protect the environment while resolving uncertainty related to New Source Review," said Anthony J. Alexander, president and chief executive officer of FirstEnergy. "And, our plans to install additional environmental controls will help us meet Clean Air Act regulations recently announced by the U.S. EPA and enable us to continue utilizing our generating plants to meet our customers' electricity needs."

The agreement, which is in the form of a consent decree, also has been signed by the states of Connecticut, New Jersey and New York, and has been filed with the Court.

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Under the agreement, FirstEnergy will install environmental controls at the Sammis Plant in Stratton, Ohio, as well as at a number of other power plants. FirstEnergy also will upgrade existing scrubber systems on units 1 through 3 of its Bruce Mansfield Plant in Shippingport, PA.

Projects at the Sammis Plant will include equipment designed to reduce 95 percent of SO2 emissions and 90 percent of NOx emissions on the plant’s largest two units. In addition, the plant’s five smaller units will be controlled by equipment designed to reduce at least 50 percent of SO2 and 70 percent of NOx emissions. The agreement also calls for additional reductions at other plants, which may be accomplished with the installation of scrubbers and selective non-catalytic reduction (SNCR), as well as through repowering or other strategies. In total, additional environmental controls could be installed on nearly 5,500 megawatts (MW) of the company’s 7,400 MW of coal-based generating capacity, with construction beginning in 2005 and completed no later than 2012.

Much of the company’s remaining generation comes from nearly 3,800 MW of non-emitting nuclear plants, which generate approximately 40 percent of the company’s annual output.

The estimated $1.1 billion investment in environmental improvements is consistent with assumptions reflected in the company’s long-term financial planning. Nearly all of the expenditures are expected to be capital additions and depreciated over a period of years. The majority of these expenditures are expected to be made between 2008 and 2010.

In addition, the company will pay an $8.5 million civil penalty to the Department of Justice and contribute up to $25 million over five years to support environmentally beneficial projects.

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      Supplemental information is included in a March 18, 2005, letter addressed to the investment community, which is posted on the Investor Information section of FirstEnergy's Web site, www.firstenergycorp.com/ir.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth-largest electric system, based on 4.4 million customers served, within a 36,100-square-mile area of Ohio, Pennsylvania, and New Jersey.

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of government investigations, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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